Exhibit 10.1

AMENDMENT NO. 1 TO THE

2020 NON-EMPLOYEE DIRECTOR AWARD PLAN

This amendment shall be effective upon the approval of both the Board of Directors and Stockholders of Eagle Bancorp Montana, Inc.

The Eagle Bancorp Montana, Inc. 2020 Non-Employee Director Award Plan is amended as follows:

1.    Section 3, Share Limits, is amended and restated to read as follows:

Section 3 Share Limits.

(a)

Aggregate Share Limit. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be issued as Restricted Shares under the Plan is 88,000 shares. The Shares may be authorized, but unissued, or treasury Shares. Restricted Shares that have been transferred back to the Company shall be available for future grants of Restricted Shares under the Plan.

(b)

Individual Share Limit. Subject to the provisions of Section 9 of the Plan, the maximum, aggregate Fair Market Value of Shares that may be issued as Restricted Shares to any one Outside Director in any one calendar year under Section 7 of this Plan, shall not in total exceed $50,000.

2.	Section 6, Term of the Plan, is amended and restated to read as follows:

Section 6 Term of the Plan.

The term of the Plan shall be ten (10) years.

3.	Section 7, Grants of Restricted Stock Awards, is amended and restated to read as follows:

Section 7 Grants of Restricted Stock Awards.

On November 1st of each year, beginning with November 1, 2023, or the next following business day if November 1st is not a business day, each Outside Director shall automatically be granted a number of Restricted Shares, on the terms and conditions set forth in Section 8 below, having a Fair Market Value on the date of grant (determined without regard to the restrictions applicable thereto) equal to Twenty Thousand Dollars ($20,000); provided, however, that no fractional Shares shall be granted and such grant shall be rounded down accordingly as needed. The Restricted Shares shall vest in accordance with the vesting criteria set forth in Section 8 and any such Shares that do not vest (and any dividends or other distributions related to such Shares) shall be forfeited and transferred back to the Company.

Approved by the Board of Directors on December 15, 2022

Approved by the Shareholders on April 20, 2023

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